New Jersey Mining Company Receives Permits to Initiate Open Pit Mining at Golden Chest

COEUR D'ALENE, Idaho, June 21, 2016 (GLOBE NEWSWIRE) -- New Jersey Mining Company (OTCQB:NJMC) (“NJMC” or the “Company”) announced today that it has received the permits necessary to proceed with small-scale open pit mining operations at the Golden Chest Mine near Murray, Idaho.

The proposed open pit is located in an area of Idaho Vein outcrop, about 200 meters above the recently built mine portal. The mining plan is the result of optimization studies based on extensive core drilling completed by Golden Chest LLC (NJMC and Marathon Gold) in 2011 and 2012. Tightly-spaced (25-meter grid) drilling in the outcrop area yielded multiple intercepts of high-grade, near-surface gold mineralization, highlighted by Hole GC 11-39 which assayed 7.62 grams per tonne (gpt) gold over 9.3 meters, beginning just 3.4 meters below the surface.

Engineering studies completed by Mine Systems Design, Inc. include the creation of a 3-dimensional block model that features a starter pit containing an estimated 13,000 tonnes of mineralized material at an average grade of 4.99 gpt gold, or approximately 2,100 ounces of recoverable gold, with excellent potential for expansion. Ore will be shipped to the Company’s nearby, fully-permitted, New Jersey Mill in Kellogg, Idaho.

NJMC President John Swallow stated, “We’re looking to mine the starter pit this summer and fall, and to restart the mill, while the underground mine workings are dewatered. Meanwhile, we continue to explore strategic financing options to fund the resumption of underground mine operations as soon as possible. The more we study the Golden Chest land package, the more potential we see — high-grade, easily-accessible ore pockets within an area of substantial investment and infrastructure within a district-scale exploration property.”

Trenching was conducted in the starter pit area last fall to confirm modeled gold values and obtain metallurgical samples for flotation testing. Trench samples were taken in 1.5-meter intervals nearly perpendicular to the strike of the vein system, revealing a wide zone of quartz veining, quartz breccia, and silica flooding. Six test samples were extracted for fire assay from the larger trench samples, returning an average grade of 4.73 gpt gold over about 9 meters, similar to the modeled gold grade of 4.99 gpt.

Portions of the remaining trenched material were then used for flotation testing at the New Jersey Mill. Head grades calculated from these tests exceeded 10 gpt gold, implying the presence of a “nugget effect” in the trenched ore. Although the sampled material was partially oxidized (due to its proximity to surface), flotation tests indicate expected gold recoveries of at least 82-percent.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

Operation of the gravity gold circuit could be expected to increase recovery, as could the expectation of less oxidized ore getting extracted as the pit deepens.

Earlier this year, NJMC completed an internal scoping study and developed an initial mine plan at Golden Chest, focused on unmined ore from the Juniper mine plan and from other accessible, drill-tested zones. The mine plan has a 3,000-tonne per month production target with all material to be processed at the New Jersey Mill. The mine plan is focused on the main Skookum Shoot orebody which remains open down-dip with substantial exploration potential in other areas including up-dip and on-strike extensions.

In September 2013, the Skookum Shoot portion of the Golden Chest Mine was leased to Juniper Resources LLC which, through its affiliate companies (“Juniper”), developed a state-of-the-art gold mine that began producing ore in late-2014. In September 2015, Juniper ceased operations and terminated its lease, forfeiting the remaining mineralized material and mine infrastructure.

NJMC processed Golden Chest ore at its New Jersey Mill during the Juniper Lease, earning cash from milling fees and its share of a 2-percent net smelter return (NSR) royalty on gold production. Juniper mined 40,840 dry metric tonnes of ore at an average grade of 6.70 grams per tonne (gpt) gold, resulting in production of approximately 8,000 ounces of gold.

Company management believes the Golden Chest property has district-scale production potential for the longer term, not only near the recently constructed mine, but in areas of past exploration and historic production. A compilation study recently integrated all available modern exploration data from the property and across the Murray area. This includes work by Cominco, Newmont, NJMC, Golden Chest LLC, and the recent high-quality information provided by Juniper.

About New Jersey Mining Company

New Jersey Mining Company is headquartered in north Idaho, where it is deploying its mining and milling expertise to build a portfolio of advanced-stage assets with near-term cash flow potential and leverage to higher gold prices.

NJMC built and is majority owner and operator of a 360-tonne per day flotation mill and cyanide leach plant. The Company is also 100-percent owner of the Golden Chest Mine project, an historic lode gold producer that was recently expanded, modernized, and operated by a world-class lessee. NJMC also holds a 50-percent interest in the Butte Highlands Gold Project.

Ownership interests in a mill and two mines set NJMC apart from other junior resource companies. These assets were developed with more than $50-million of investment dollars from New Jersey and other companies. Management owns more than 15-percent of NJMC stock and has participated in prior financings and made purchases in the open market.

The Company’s common stock trades on the OTC-QB Market under the symbol “NJMC.”

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

For more information on New Jersey Mining Company, please contact:

Del Steiner, Chairman & CEO

Email:  dsteiner@newjerseymining.com

Forward Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.

Such factors include, among others, the risk that anticipated production levels are not attained, the risk that the mine plan changes due to rising costs or other operational details, the risk that complications arise during the dewatering of the underground workings, the risk that the Company is unable to obtain sufficient funds necessary to resume underground mining at the Golden Chest, the risk that gold recovery percentages are lower than expected, the risk that the gravity gold circuit is not operational or does not improve gold recovery, the risk that oxidization levels remain the same or increase as the pit deepens, the risk that different portions of the mineral deposit respond differently to processing, the risk that Juniper’s internal engineering studies are incorrect, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and a sustained lower price environment, as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. NJMC disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814